Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Reports Preliminary Revenue Results for the
Fourth Quarter Ended December 29, 2024
Delivers Positive Fourth Quarter Comparable Restaurant Revenue Growth
Englewood, CO – January 13, 2025 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers and American favorites in a family-friendly atmosphere, today reported preliminary, unaudited revenue results for the fourth quarter ended December 29, 2024.

Preliminary Revenue Results for the Fourth Quarter of Fiscal 2024 as Compared to the Fourth Quarter of Fiscal 2023:
•Total revenue is expected to be approximately $285.2 million, a decrease of $23.8 million, primarily due to the fourth quarter of fiscal 2024 including 12 operating weeks compared to 13 operating weeks in the fourth quarter of fiscal 2023.
•Restaurant revenue is expected to be approximately $280.6 million.
•Franchise royalties, fees and other revenue is expected to be approximately $4.6 million.
•Comparable restaurant revenue (1) is expected to increase 3.4%, excluding the impact of a change in deferred loyalty revenue. Including this impact, Comparable restaurant revenue (1) is expected to increase 1.8%.

G.J. Hart, Red Robin’s President and Chief Executive Officer said, “We expect our fourth quarter comparable restaurant revenue growth will beat our prior expectations as the momentum we saw to start the fourth quarter accelerated through the end of the year. We believe our results were driven by continued traction from our relaunched loyalty program and our ‘Appointment Dining’ offers which provide selective and highly targeted day-of-the-week promotions to our guests who are searching for it most. These initiatives are driving new and lapsed guests back into Red Robin restaurants to experience the enhancements we have made to both food quality and hospitality.”
Hart concluded, “We are pleased the business has continued to deliver strong growth in comparable restaurant revenue in the first two weeks of January. Finally, I’d like to say thank you to our more than 20,000 team members around the country. Their dedication to delivering a great guest experience every day is key to the long-term success of Red Robin.”

The expected financial results are preliminary and unaudited, have not been reviewed by the Company’s independent registered public accountants, and remain subject to the completion of normal year-end accounting procedures and adjustments, and are therefore subject to change. The Company expects to release final financial and operating results for its fiscal fourth quarter and fiscal year ended December 29, 2024 during February 2025.

(1) Comparable restaurant revenue represents revenue from Company-owned restaurants that have operated for at least 18 months as of the beginning of the period presented.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our app for easy customization, access to the Red Robin Royalty® dashboard and more. There are approximately 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s preliminary results for the fourth quarter and fiscal year ended December 29, 2024; the Company’s performance in the first two weeks of January 2025; and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," "outlook" or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to the following: the completion of normal year-end accounting procedures and adjustments with respect to our preliminary results for the fourth quarter of 2024; the risk that our performance for the remainder of 2025 will not be consistent with the Company’s results during the first two weeks of January 2025; the effectiveness of the Company's strategic initiatives, including our "North Star" plan, labor and service models, and operational improvement initiatives and our ability to execute on such strategic initiatives; the global and domestic economic and geopolitical environment and the impacts on the restaurant industry; our ability to effectively compete in the industry and attract and retain guests; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; a privacy or security breach or a failure of our information technology systems; the effectiveness and timing of the Company's marketing and branding strategies, including the loyalty program and social media platforms; unanticipated changes in guest traffic; changes in consumer preferences; leasing space including the location of such leases in areas of declining traffic; changes in cost and availability of commodities; interruptions in the delivery of food and other products from third parties; pricing increases and labor costs; changes in consumer behavior or preference; expanding our restaurant base; maintaining and improving our existing restaurants; the transition and retention of our key personnel; our ability to recruit, staff, train, and retain our workforce; operating conditions, including adverse weather conditions, natural disasters, pandemics and other events affecting the regions where our restaurants are operated; actions taken by our franchisees that could harm our business or reputation; negative publicity regarding food safety or health concerns; protection of our intellectual property rights; changes in federal, state, or local laws and regulations affecting the operation of our restaurants; and an increase in litigation or legal claims by team members, franchisees, customers, vendors, stockholders and others. These factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements and risk factors described from time to time in the Company's Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions:
Kathleen Bush, Red Robin Gourmet Burgers, Inc.
kbush@redrobin.com
(303) 846-5114

For investor relations questions:
Jeff Priester, ICR
jeff.priester@icrinc.com
(332) 242-4370